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(a)(1)(A)(ii)

The information in this prospectus supplement may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 22, 2003

Prospectus Supplement to
Prospectus dated April 21, 2003

SILICON GRAPHICS, INC.

SUPPLEMENT TO OUR OFFER TO EXCHANGE

11.75% SENIOR NOTES DUE 2009 OR
6.50% SENIOR CONVERTIBLE NOTES DUE 2009

FOR

ALL OUR OUTSTANDING
5.25% SENIOR CONVERTIBLE NOTES DUE 2004

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 13, 2003,
UNLESS EXTENDED.

        This prospectus supplement relates to our offer to exchange $1,000 principal amount of our 11.75% Senior Notes Due 2009, referred to as the New Notes, or $1,000 principal amount of our 6.50% Senior Convertible Notes Due 2009, referred to as the New Convertible Notes, for an equal amount of our 5.25% Senior Convertible Notes Due 2004, referred to as the Old Notes, upon the terms and conditions specified in the prospectus dated April 21, 2003 previously filed with the Securities and Exchange Commission, which we refer to as the original prospectus. We have agreed to pay soliciting dealers a fee in connection with the tender by their clients of Old Notes in the exchange offer. In accordance with the rules of the SEC, the offer will remain open until midnight on Tuesday, June 13, 2003 unless extended.

        Except for the above-described change in terms and the change in the expiration date, all other terms of the exchange offer remain the same.

        This prospectus supplement modifies and supercedes certain information included in the original prospectus to reflect the payment of a fee to soliciting dealers and the change of the expiration date. This prospectus supplement should be read in conjunction with the original prospectus.

        Noteholders who have already tendered their Old Notes pursuant to the exchange offer and who have not withdrawn such Old Notes do not need to take any further action to receive the New Notes or the New Convertible Notes. Noteholders who wish to tender but have not yet done so should follow the instructions included in the letter of transmittal previously delivered and, as applicable, should complete the form in the letter to clients included herewith.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 22, 2003.

THE EXCHANGE OFFER

Amended Terms of the Exchange Offer

        The discussion set forth in the original prospectus regarding the terms of the exchange offer is hereby amended and supplemented as follows:

Retail Solicitation Fee

        We will pay a retail solicitation fee to soliciting dealers who are named in the acknowledgement of solicitation in the letter to clients as having solicited and obtained the tender from a beneficial holder of the Old Notes. The amount of the fee will be $2.50 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of more than $50,000 and up to $250,000 principal amount of Old Notes, and $5.00 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of $50,000 or less principal amount of Old Notes. These fees will be paid only for tenders by beneficial holders of $250,000 or less principal amount of Old Notes that are accepted in the exchange offer.

Expiration of the Exchange Offer

        The term "expiration date" means midnight, New York City time, on Tuesday, June 13, 2003 unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, so extended, expires.

Procedure for Tendering Shares

        Noteholders who have already tendered their Old Notes pursuant to the exchange offer and who have not withdrawn such Old Notes do not need to take any further action to receive the New Notes or New Convertible Notes.

        Noteholders who wish to tender but have not yet done so should follow the instructions included in the letter of transmittal previously provided and, as applicable, should complete the form in the letter to clients included herewith. As a result of the extension of the offer, tendering noteholders are entitled to withdraw tendered Old Notes until midnight, New York City time, on Tuesday, June 13, 2003.

        Except for the above-described change in terms and the change in expiration date, all other terms of the exchange offer remain the same.

FEES AND EXPENSES

        The discussion set forth in the original prospectus under the caption "Fees and Expenses" is hereby amended and supplemented by the addition of the following sentence:

        We will pay a retail solicitation fee to soliciting dealers who are named in the acknowledgement of solicitation in the letter to clients as having solicited and obtained the tender from a beneficial holder of the Old Notes. The amount of the fee will be $2.50 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of more than $50,000 and up to $250,000 principal amount of Old Notes and $5.00 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of $50,000 or less principal amount of Old Notes. These fees will be paid only with respect to tenders by beneficial holders of $250,000 or less principal amount of the Old Notes that are accepted in the exchange offer.

        U.S. Bank National Association is the Exchange Agent for the offer and will process tenders and withdrawals of Old Notes in the exchange offer. All executed letters of transmittal and notices of guaranteed delivery should be directed to the Exchange Agent and questions or requests for assistance or additional copies of the original prospectus and related letter of transmittal or this prospectus supplement may be directed to it at one of its addresses set forth below:

U.S. BANK NATIONAL ASSOCIATION

By Mail:	By Facsimile:	By Hand or Overnight Courier:
U.S. Bank National Association Corporate Trust Services (Silicon Graphics, Inc.) St. Paul, MN 55101	(651) 244-1537	U.S. Bank National Association Corporate Trust Services (Silicon Graphics, Inc.) St. Paul, MN 55101
Confirm Facsimile by Telephone: (651) 244-8161

        The Information Agent for the exchange offer is MacKenzie Partners, Inc. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the original prospectus and related letter of transmittal, the notice of guaranteed delivery and this prospectus supplement may also be obtained from the Information Agent.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

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  (a)(1)(A)(ii)
  Prospectus Supplement to Prospectus dated April 21, 2003
SILICON GRAPHICS, INC. SUPPLEMENT TO OUR OFFER TO EXCHANGE 11.75% SENIOR NOTES DUE 2009 OR 6.50% SENIOR CONVERTIBLE NOTES DUE 2009 FOR ALL OUR OUTSTANDING 5.25% SENIOR CONVERTIBLE NOTES DUE 2004
THE EXCHANGE OFFER
FEES AND EXPENSES